EXECUTION COPY

AMENDMENT NO. 2 (this “Amendment”), dated as of November 25, 2013, to the THIRD AMENDED AND RESTATED MASTER MOTOR VEHICLE OPERATING LEASE AND SERVICING AGREEMENT, dated as of September 18, 2009 (as amended by Amendment No.1 thereto, dated as of December 21, 2010, the “HVF Lease”), between THE HERTZ CORPORATION, a Delaware corporation (“Hertz”), in its capacity as lessee (the “Lessee”) and in its capacity as servicer (the “Servicer”), and HERTZ VEHICLE FINANCING LLC, a special purpose limited liability company established under the laws of Delaware (“HVF”), in its capacity as lessor (the “Lessor”).
WITNESSETH:
WHEREAS, the Lessor and the Lessee wish to amend the HVF Lease as herein set forth.
WHEREAS, Section 22 of the HVF Lease permits certain amendments to the HVF Lease to be effected pursuant to a writing executed by the Lessor, the Servicer and the Lessee and consented to by the Trustee, subject to certain conditions set forth therein; and
WHEREAS, Section 8.7(b) of the Third Amended and Restated Base Indenture, dated as of September 18, 2009, between HVF and The Bank of New York Mellon Trust Company, N.A. (as amended, modified or supplemented as of the date hereof, exclusive of Series Supplements, the “Base Indenture”) permits HVF to enter into certain amendments to the Related Documents, subject to certain conditions set forth therein;
NOW, THEREFORE, based upon the mutual promises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned, intending to be legally bound, hereby agree as follows:
AGREEMENTS
1.  Defined Terms.  All capitalized terms not otherwise defined herein shall have the meanings assigned thereto in the HVF Lease or, if not defined therein, the Base Indenture.
2.  Trustee Direction and Consent.  HVF hereby directs the Trustee to consent in writing to this Amendment.
3.  Amendments to the HVF Lease.
(a) Section 2.3 is hereby amended and restated in its entirety as follows:
“(a) The Servicer will act as the Lessor’s agent in returning (as set forth in this Section 2.3) or otherwise disposing of each Vehicle on the Vehicle Operating Lease Expiration Date with respect to such Vehicle, unless the Vehicle Operating Lease Expiration Date with respect to such Vehicle occurred as the result of the occurrence of the Inter-Lease Vehicle Reallocation Effective Date with respect to such Vehicle.
(b) The Lessee will, subject to Sections 2.4, 2.5 and 2.10, return each Program Vehicle (other than a Casualty, a Rejected Vehicle or a Program Vehicle which has become an Ineligible Vehicle) to the Servicer in accordance with the requirements of Section 3.1(b), who upon receipt of such Program Vehicle will return such Program Vehicle to the nearest related Manufacturer official auction or other facility designated by such Manufacturer at the Lessee’s sole expense in accordance with the requirements of Section 3.1(b).
(c) The Lessee will, subject to Sections 2.4, 2.5 and 2.10, return each Non-Program Vehicle to the Servicer not less than thirty (30) days prior to the Maximum Lease Termination Date with respect to such Non-Program Vehicle, who upon receipt of such Non-Program Vehicle will dispose of such Non-Program Vehicle in accordance with the requirements of Section 2.5(b).”
(b) The following is hereby added to the HVF Lease as Section 2.10:
“Inter-Lease Transfers. From time to time, the Lessee may desire to cease leasing a Vehicle hereunder and an Alternative Lease Lessee may desire to commence leasing such Vehicle pursuant to a Segregated Series Lease. With respect to any such Vehicle, upon delivery by the Lessee to the Lessor of written notice identifying by VIN each Vehicle to be so transferred from such Lessee to such Alternative Lease Lessee (such notice, an “Inter-Lease Reallocation Schedule”) and, subject to and upon deposit in the Collection Account of an amount equal to the greater of (A) the Termination Value and (B) the Market Value of such Vehicle, in each case, as of the date such amount is deposited in the Collection Account (the date on which such deposit shall have occurred, the “Inter-Lease Vehicle Reallocation Effective Date”), such Vehicle identified in such Inter-Lease Reallocation Schedule (such Vehicle, a “Reallocated Vehicle”) shall cease to be leased by the Lessee and shall contemporaneously commence being leased to such Alternative Lease Lessee pursuant to such Segregated Series Lease, and the Lessee agrees that upon such a transfer of such Vehicle from such Lessee to an Alternative Lease Lessee (each such transfer, an “Inter-Lease Vehicle Reallocation”), the Lessee relinquishes all rights that it has in such Vehicle pursuant to this Agreement. Each Inter-Lease Reallocation Schedule may be delivered electronically (including by e-mail, file transfer protocol or otherwise) and may be delivered directly by the Lessee or on its behalf by any agent or designee of the Lessee.
“Alternative Lease Lessee” means any “Lessee” under and as defined in any Segregated Series Lease.”
(c) Section 3.1(a) is hereby amended and restated in its entirety as follows:
“The “Vehicle Operating Lease Commencement Date” with respect to any Vehicle shall mean the date referenced in the applicable New Vehicle Schedule, Transferred Vehicle Schedule, Initial Hertz Vehicle Schedule or Service Vehicle Schedule with respect to such Vehicle but in no event shall such date be a date later than the date that funds are expended by HVF to acquire such Vehicle (such date, the “Vehicle Funding Date” for such Vehicle). The “Vehicle Term” with respect to each Vehicle (other than a Vehicle which has a Special Term) shall extend from the Vehicle Operating Lease Commencement Date through the earliest of (i) if such Vehicle is a Program Vehicle returned to a Manufacturer under a Manufacturer Program, the Turnback Date for such Vehicle, (ii) if such Vehicle is a Vehicle sold to a third party pursuant to Section 2.5, the date on which funds in respect of such sale are deposited in the Collection Account or an HVF Exchange Account (by such third party or by the Servicer on behalf of such third party), (iii) if such Vehicle is sold to the Lessee pursuant to Section 2.4, the date on which the Vehicle Purchase Price for such Vehicle is deposited into the Collection Account, (iv) if such Vehicle becomes a Casualty or an Ineligible Vehicle, the date funds in the amount of the Termination Value thereof are deposited in the Collection Account by the Lessee, (v) if such Vehicle becomes a Transferred HVF Vehicle, the date funds in the amount of the Transfer Price thereof are deposited in the Collection Account by HGI, (vi) if such Vehicle becomes a Rejected Vehicle, the date the Rejected Vehicle Payment is deposited in the Collection Account, (vii) if such Vehicle becomes a Reallocated Vehicle, the Inter-Lease Vehicle Reallocation Effective Date with respect to such Vehicle and (viii) the date that is the last Business Day of the month that is 36 months after the month in which the Vehicle Operating Lease Commencement Date occurs with respect to such Vehicle (the earliest of such eight dates being referred to as the “Vehicle Operating Lease Expiration Date” for such Vehicle). The “Vehicle Term” with respect to each Vehicle which has a Special Term shall extend through the earlier of (i) the last date of the Special Term for such Vehicle as the same may be extended in accordance with the following sentence and (ii) the Vehicle Operating Lease Expiration Date for such Vehicle. The Special Term shall be automatically renewed until the date that is the last Business Day of the month that is 36 months after the month in which the Vehicle Operating Lease Commencement Date occurs with respect to such Vehicle, unless the Lessor or the Lessee gives prior notice of non-renewal of the Special Term to the Lessor or the Lessee, as applicable, during the period of any Special Term, or the Vehicle Operating Lease Expiration Date occurs during the period of any Special Term. The “Special Term” shall mean (i) 180 days with respect to Vehicles titled in the State of Texas and the State of Maryland; (ii) one year with respect to Vehicles titled in the State of Illinois; (iii) eleven months with respect to Vehicles titled in the State of Iowa, the Commonwealth of Massachusetts, the State of Maine, the State of Vermont and the Commonwealth of Virginia; (iv) 30 days with respect to Vehicles titled in the State of Nebraska and the State of West Virginia and (v) 28 days with respect to Vehicles titled in the State of South Dakota.”
(d) Section 4.2 is hereby amended and restated in its entirety as follows:
Monthly Variable Rent. The “Monthly Variable Rent” for each Payment Date and each Vehicle shall equal the sum of (1) the product of (a) an amount equal to the sum of (i) all interest accruing on each Series of Notes Outstanding during the Interest Period for such Series of Notes ending on such Payment Date or on a date immediately preceding such Payment Date, (ii) the product of (X) all interest due and payable under the HVF Credit Facility as of such Payment Date and (Y) the Non-Segregated Series Percentage as of such Payment Date and (iii) all Carrying Charges for such Payment Date multiplied by (b) the quotient obtained by dividing (i) the Net Book Value as of the last day of the Related Month (or, if earlier, the Disposition Date or Inter-Lease Vehicle Reallocation Effective Date) of such Vehicle by (ii) the aggregate Net Book Values as of the last day of the Related Month (or, if earlier, the Disposition Date or Inter-Lease Vehicle Reallocation Effective Date) of all Vehicles leased hereunder during the Related Month plus (2) if such Vehicle is a Non-Eligible Program Vehicle or a Non‑Program Vehicle, 1.50% of the Net Book Value of such Vehicle as of the last day of the Related Month (or, if later, as of the Vehicle Operating Lease Commencement Date of such Vehicle) plus (3) 2% per annum, payable at one-twelfth the annual rate, of the Net Book Value of such Vehicle as of the last day of the Related Month (or, if later, as of the Vehicle Operating Lease Commencement Date of such Vehicle).
4.  Effectiveness.  This Amendment shall be effective upon delivery of executed signature pages by all parties hereto and satisfaction of the Rating Agency Condition with respect to each Series of Notes Outstanding.
5.  Reference to and Effect on the HVF Lease; Ratification.
(a) Except as specifically amended above, the HVF Lease is and shall continue to be in full force and effect and is hereby ratified and confirmed in all respects.
(b) The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any party hereto under the HVF Lease, or constitute a waiver of any provision of any other agreement.
(c) Upon the effectiveness hereof, each reference in the HVF Lease to “HVF Lease”, “hereto”, “hereunder”, “hereof” or words of like import referring to the HVF Lease, and each reference in any other Related Document to “the HVF Lease”, “thereto”, “thereof”, “thereunder” or words of like import referring to the HVF Lease, shall mean and be a reference to the HVF Lease as amended hereby.
6.  Counterparts; Facsimile Signature.  This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.  Any signature page to this Amendment containing a manual signature may be delivered by facsimile transmission or other electronic communication device capable of transmitting or creating a printable written record, and when so delivered shall have the effect of delivery of an original manually signed signature page.
7.  Governing Law.  THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HERETO SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAW.
8.  Headings.  The descriptive headings of the various sections of this Amendment are inserted for convenience of reference only and shall not be deemed to affect the meaning or construction of any of the provisions thereof.
9.  Severability.  The failure or unenforceability of any provision hereof shall not affect the other provisions of this Amendment.  Whenever possible each provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Amendment shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Amendment.
10.  Interpretation.  Whenever the context and construction so require, all words used in the singular number herein shall be deemed to have been used in the plural, and vice versa, and the masculine gender shall include the feminine and neuter and the neuter shall include the masculine and feminine.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective officers hereunto duly authorized as of the day and year first above written.
THE HERTZ CORPORATION
By: /s/ R. Scott Massengill
 Name: R. Scott Massengil
Title:  Senior Vice President and Treasurer

HERTZ VEHICLE FINANCING LLC
By: /s/ R. Scott Massengill
 Name: R. Scott Massengil
Title:  Treasurer
AGREED, ACKNOWLEDGED AND CONSENTED:
THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee
By: /s/ Mitchell L. Brumwell
Name:  Mitchell L. Brumwell
Title: Vice President